Exhibit 11

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                 FIRST EMPIRE STATE CORPORATION AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER COMMON SHARE

                                                 Year ended December 31
                                             ------------------------------
Amounts in thousands, except per share          1995      1994      1993
                                             ---------  --------   --------
Primary
  Average common shares outstanding              6,499     6,729     6,869
  Common stock equivalents *                       282       223       222
                                             ---------  --------   --------
    Primary common shares outstanding            6,781     6,952     7,091
                                             =========  ========   ========

Net income                                   $ 131,036   117,295   101,992
Less:  Preferred stock dividends                 3,600     3,600     3,600
                                             ---------  --------   --------
  Net income available to common shareholders  127,436   113,695    98,392
                                             =========  ========   ========

Earnings per common share - primary          $   18.79     16.35     13.87
                                             =========  ========   ========

Fully diluted
  Average common shares outstanding              6,499     6,729     6,869
  Common stock equivalents *                       362       228       225
  Assumed conversion of convertible
    preferred stock                                507       507       507
                                             ---------  --------   --------
      Fully diluted average common shares
        outstanding                              7,368     7,464     7,601
                                             =========  ========   ========

Net income                                   $ 131,036   117,295   101,992
                                             =========  ========   ========

Earnings per common share - fully diluted    $   17.78     15.71     13.42
                                             =========  ========   ========


* Represents shares issuable upon the assumed exercise of outstanding common stock options under the "treasury stock" method of accounting.